Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Logan Bonacorsi 314/994.2766 Investors: Charles Dayton 314/994.2912

Arch Coal Receives Notice Regarding NYSE Listing Criteria

ST. LOUIS, December 10, 2015 — Arch Coal, Inc. (NYSE:ACI) (“Arch Coal”) today announced that it has been notified by the New York Stock Exchange Regulation, Inc., that it is not in compliance with the New York Stock Exchange, Inc.’s (“NYSE”) continued listing standards.

Arch Coal is considered below criteria established by the NYSE for continued listing standards because its average equity market capitalization has been less than $50 million over a consecutive 30 trading-day period, and because its stockholders’ equity was below $50 million in its most recent 10-Q filed with the Securities and Exchange Commission on November 11, 2015 for the period ended September 30, 2015.

In accordance with applicable NYSE procedures, Arch Coal has 10 business days to submit a letter to the NYSE confirming whether it will submit a plan that demonstrates its ability to regain compliance within 18 months.  Upon submission of such a letter, Arch would then submit a plan within 45 days of the receipt of the notice.  Upon receipt of the plan, the NYSE would have 45 calendar days to review and determine whether Arch Coal has made reasonable demonstration of its ability to come into conformity with the relevant standards within the 18-month period.  The NYSE will either accept the plan, at which time Arch Coal would be subject to ongoing monitoring for compliance with the plan, or the NYSE will not accept the plan and Arch Coal would be subject to suspension and delisting proceedings.  During the 18-month cure period, Arch Coal shares would continue to be listed and traded on the NYSE, subject to its continued compliance with other NYSE continued listing standards.  Arch can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain a listing of its shares.

The notice of non-compliance does not affect Arch’s ongoing business operations, and does not trigger any violation of any of the company’s credit agreements or other debt obligations.  Arch Coal will continue to file periodic and certain other reports with the SEC under applicable federal securities laws.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements”  - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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